Exhibit 10.2

EXHIBIT A

INCENTIVE COMPENSATION SCHEDULE

C. TIMOTHY WHITE Bonus Compensation

Base Salary                                                      $500,000 effective September 30, 2005

Part I — Bonus

2005	•

For 2005, as previously approved, Executive shall be entitled to a bonus of $350,000, so long as his employment with the Company starts by October 1, 2005 (with the first business day of such employment to be on or before October 3, 2005). Such bonus shall be paid to Executive by January 31, 2006.

•

If the Executive elects to commence employment with the Company after October 3, 2005, the Board at its discretion may award a subjective bonus to Executive if Executive fails to receive a bonus pursuant to the above provision.

2006/2007	•	For 2006 and 2007 and any Renewal Term, Executive shall be entitled to a bonus equal to .1125% of the Company’s EBITDA (excluding one time bond, refinancing, offering and similar costs).

Such bonus calculation will be determined before taking into account the deduction for the compensation of (i) the Executive; (ii) the Co-Chief Executive Officers; and (iii) the Chief Financial Officer.

	•	In addition, The Board at its discretion may award a subjective bonus to Executive if Executive fails to earn a bonus pursuant to the above formula.

Part II — Payment

The bonus for 2006 and 2007 and any Renewal Term shall be paid within a reasonable time after year-end, but, in any event, no later than ten days after EBITDA is determined.  Executive does not have to wait until the Form 10-K is filed with the SEC.

C. TIMOTHY WHITE

CHANGE OF CONTROL AGREEMENT

Effective September 30, 2005

Dear Tim:

The Board of Directors believes that it is in the best interests of Meritage Homes Corporation (“Meritage”), and its shareholders to take appropriate steps to allay any concerns you (sometimes referred to herein as “Executive”) may have about your future employment opportunities with Meritage and its subsidiaries (Meritage and its subsidiaries are collectively referred to as the “Company”).  As a result, the Board has decided to offer to you the benefits described below.

1.             TERM OF AGREEMENT.

This Agreement will be effective on September 30, 2005, the date you begin employment as Executive Vice President and General Counsel for Meritage, and will continue in effect as long as you are employed by Meritage, unless you and Meritage agree in writing to its termination.

2.             SEVERANCE PAYMENT.

If your employment with the Company is terminated without “Cause” (as defined in Section 8) at any time within 150 days before or within two years following a “Change of Control” (as defined in Section 6), you will receive the “Change of Control Payment” described below.  You will also receive the Change of Control Payment if you terminate your employment for “Good Reason” (as defined in Section 7) at any time within two years following a Change of Control.

The Change of Control Payment equals the lesser of:  (i) two times your total annual base salary and two times your bonus compensation on the date of termination of your employment; or (ii) $2,500,000.

The Change of Control Payment will be paid in one lump sum as soon as administratively feasible following termination of your employment, but in no event more than 30 days following termination of your employment.

You are not entitled to receive the Change of Control Payment if your employment is terminated for Cause; if you terminate your employment without Good Reason; or if your employment is terminated by reason of your “Disability” (as defined in Section 10(d)) or your death, unless death or disability occurs after a qualifying notice of termination.  If your death occurs after a qualifying notice of termination and your heirs or estate receive payments from any life insurance policy purchased by the Company, then those payments will offset any Change of Control payment.   In addition, you are not entitled to receive the Change of Control Payment if your employment is terminated by you or the Company for any or no reason prior to 150 days before a Change of Control occurs or more than two years after a Change of Control has occurred.

To receive the Change of Control Payment, you must execute a release of all claims to be requested by the Company regarding the termination of your employment.

The Change of Control Payment will be paid to you without regard to whether you look for or obtain alternative employment following termination of your employment with the Company.

3.             BENEFITS CONTINUATION.

If you are entitled to the Change of Control Payment under Section 2, you will continue to receive life, accident, group health, and disability insurance benefits substantially similar to those which you were receiving immediately prior to termination of your employment for a period of 24 months following termination of your employment.  Such benefits shall be provided on substantially the same terms and conditions as they were provided prior to the Change of Control, provided that, if coverage for such benefits is not available under the plans of the Company, the Company shall pay you an amount in cash equal to the cost of your obtaining such alternative coverage.

Benefits otherwise receivable pursuant to this Section also shall be reduced or eliminated if and to the extent that you receive comparable benefits from any other source (for example, another employer); provided, however, you shall have no obligation to seek, solicit or accept employment from another employer in order to receive such benefits.

4.             INCENTIVE COMPENSATION.

If you are employed by the Company on the day on which a Change of Control occurs, the incentive compensation to which you will be entitled (pursuant to any performance-based incentive compensation program established by the Company) for the calendar year in which the Change of Control occurs will equal at least the “Minimum Incentive Compensation Amount.”  The “Minimum Incentive Compensation Amount” will equal the incentive compensation to which you would have been entitled if the year were to end on the day on which the Change of Control occurs, based upon performance up to that date.  In measuring financial performance, financial results through the date of the Change of Control will be annualized.

5.             STOCK OPTION ACCELERATION.

Notwithstanding anything in this Agreement or in any option agreement to the contrary, upon a Change of Control, any stock options granted to you shall accelerate and become vested without further action.  You will have a period of one year from the date of termination of your employment to exercise such options.

6.             CHANGE OF CONTROL DEFINED.

For purposes of this Agreement, the term “Change of Control” shall mean and include the following transactions or situations:

(a)                   The acquisition of beneficial ownership, directly or indirectly, of securities having 33% or more of the combined voting power of Meritage’s then outstanding securities by any “Unrelated Person” or “Unrelated Persons” acting in concert with one another.  For purposes of this Section, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, limited liability company, or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Act”).  For purposes of this Section, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company, or any officer, director, or 10% or more shareholder of the Company as of the date of this Agreement.

(b)                   A sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of Meritage to an Unrelated Person or Unrelated Persons acting in concert with one another.

(c)                   Any consolidation or merger of Meritage with or into a Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of Meritage immediately prior to the consolidation or merger are the Beneficial Owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation’s then outstanding securities.

(d)                   A change during any period of two consecutive years of a majority of the members of the Board of Directors of Meritage for any reason, unless the election, or the nomination for election by the Company’s shareholders, of each director was approved by the vote of a majority of the directors then still in office who were directors at the beginning of the period.

(e)                   If neither Steven Hilton nor John Landon are Chief Executive Officers of the Company and you have not been offered or provided with an Executive Vice President and General Counsel or similar position with equivalent duties, responsibility, authority, compensation, benefits, severance, employment and change of control terms and which does not require Executive to relocate or to travel more than he does in his position with the Company.

7.             GOOD REASON DEFINED.

For purposes of this Agreement, the term “Good Reason” shall include the following circumstances:  (a) if the Company assigns you duties that are materially inconsistent with, or constitute a material reduction of powers or functions associated with, your position, duties, or responsibilities with the Company, or a material adverse change in your titles, authority, or reporting responsibilities, or in conditions of your employment, (b) if your base salary is significantly reduced or the potential incentive compensation (or bonus) to which you may become entitled to at any level of performance by you or the Company is significantly reduced, (c) if the Company fails to cause any successor to expressly assume and agree to be bound by the terms of this Agreement, (d) any purported termination by the Company of your employment for grounds other than for “Cause,” (e) if the Company relieves you of your duties other than for “Cause,” or (f) if you are required to relocate to an employment location that is more than fifty (50) miles from Scottsdale, Arizona.  The Company and you further acknowledge and agree that, if following a Change of Control, you do not serve or are not serving as the Executive Vice President and General Counsel or comparable position of the parent corporation of the surviving organization, then you have experienced a material reduction of powers or functions associated with your position, duties or responsibilities with the Company such that Good Reason shall be deemed to exist.

8.             CAUSE DEFINED.

For purposes of this Agreement, the term “Cause” will exist if you have engaged in malfeasance that materially harms the Company or its stockholders, or if you are convicted of a felony that is materially detrimental to the Company or its stockholders.

9.             [RESERVED].

10.           TERMINATION NOTICE AND PROCEDURE.

Any termination by the Company or you of your employment shall be communicated by written Notice of Termination to you if such Notice of Termination is delivered by the Company and to the Company if such Notice of Termination is delivered by you, all in accordance with the following procedures:

(a)           The Notice of Termination shall indicate the specific termination provision in this Agreement or your Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

(b)           Any Notice of Termination by the Company shall be in writing signed by the Chairman of the Board of Meritage specifying in detail the basis for such termination.

(c)           If the Company shall furnish a Notice of Termination for Cause and you in good faith notify the Company that a dispute exists concerning such termination within the 30-day period following your receipt of such notice, you may elect to continue your employment (or you may be placed on paid administrative leave, at the Company’s option), during such dispute. If it is thereafter determined that (i) Cause did exist, your “Termination Date” shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 17, or (B) the date of your death; or (ii) Cause did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.

(d)           If the Company shall furnish a Notice of Termination by reason of Disability and you in good faith notify the Company that a dispute exists concerning such termination within the 30-day period following your receipt of such notice, you may elect to continue your employment during such dispute.  The dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by Meritage, provided, however, that if you do not accept the opinion of the licensed physician selected by Meritage, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by you; provided further, however, that if Meritage does not accept the opinion of the licensed physician selected by you, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by Meritage and you, respectively.  If it is thereafter determined that (i) a Disability did exist, your Termination Date shall be the earlier of (A) the date on which the dispute is resolved, or (B) the date of your death, or (ii) a Disability did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.  For purposes of this Agreement, “Disability” shall be given the meaning ascribed to such term in your Employment Agreement at the time the Disability determination is being made.

(e)           If you in good faith furnish a Notice of Termination for Good Reason and the Company notifies you that a dispute exists concerning the termination within the 30-day period following the Company’s receipt of such notice, you may elect to continue your employment (or you may be placed on paid administrative leave, at the Company’s option), during such dispute. If it is thereafter determined that (i) Good Reason did exist, your Termination Date shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 17, (B) the date of your death, or (C) one day prior to the second anniversary of a Change of Control, and your payments hereunder shall reflect events occurring after you delivered Notice of Termination; or (ii) Good Reason did not exist, your employment shall continue after such determination as if you had not delivered the Notice of Termination asserting Good Reason.

(f)            If you do not elect to continue employment pending resolution of a dispute regarding a Notice of Termination, and it is finally determined that the reason for termination set forth in such Notice of Termination did not exist, if such notice was delivered by you, you shall be deemed to have voluntarily terminated your employment other than for Good Reason and if delivered by the Company, the Company will be deemed to have terminated you other than by reason of Cause.

11.           SUCCESSORS.

Meritage will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Meritage or any of its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Meritage or any subsidiary would be required to perform it if no such succession had taken place.  Failure of Meritage to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.  As used in this agreement “Company” shall mean Company, as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

12.           BINDING AGREEMENT.

This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

13.           NOTICE.

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as shown in your Employment Agreement, provided that all notices to Meritage shall be directed to the attention of the Chairman of the Board of Meritage and to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

14.           MISCELLANEOUS.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chairman of the Board of Meritage.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona without regard to its conflicts of law principles.  All references to sections of the Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The obligations of Meritage that arise prior to the expiration of this Agreement shall survive the expiration of the term of this Agreement.

15.           VALIDITY.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.           COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.           ALTERNATIVE DISPUTE RESOLUTION.

All claims, disputes and other matters in question between the parties arising under this Agreement shall, unless otherwise provided herein (such as in Section 10(d)), be resolved in accordance with the arbitration or alternative dispute resolution provisions included in your Employment Agreement.

18.           EXPENSES AND INTEREST.

If a good faith dispute shall arise with respect to the enforcement of your rights or the Company’s rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, then the prevailing party shall recover from the other party its reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained by the prevailing party, calculated at the rate of interest announced by Bank of America, Arizona from time to time as its prime rate or eight percent per annum, whichever is greater.

19.           PAYMENT OBLIGATIONS ABSOLUTE.

Meritage’s obligation to pay you the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances.  All amounts payable by Meritage in accordance with this Agreement shall be paid without notice or demand.  If Meritage has paid you more than the amount to which you are entitled under this Agreement, you agree that Meritage shall have the right to recover all or any part of such overpayment from you or from whomsoever has received such amount.

20.           EFFECT ON EMPLOYMENT AGREEMENT.

This Agreement supplements, and does not replace, your Employment Agreement, as it may be amended or replaced from time to time (the “Employment Agreement”).  If there is any conflict between the provisions of this Agreement and your Employment Agreement, such conflict shall be resolved so as to provide the greater benefit to you.  But the Company does not intend to nor does this Agreement provide you with duplicative benefits with your Employment Agreement.  As a result, benefits otherwise receivable pursuant to this Agreement shall be reduced or eliminated if and to the extent that you or your heirs or estate receive severance, life insurance benefit payments from life insurance purchased for you by the Company, or other benefits (other than base and bonus compensation for periods prior to the date of termination) pursuant to any employment agreement you may have with the Company.

21.           ENTIRE AGREEMENT.

This Agreement, your Employment Agreement and any stock option grant documents set forth the entire agreement between you and the Company concerning the subject matter discussed in this Agreement and supersede all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether written or oral, by any officer, employee or representative of the Company.  Any prior agreements or understandings with respect to the subject matter set forth in this Agreement are hereby terminated and canceled.

22.           DEFERRAL OF PAYMENTS.

To the extent that any payment under this Agreement, when combined with all other payments received during the year that are subject to the limitations on deductibility under Code Section 162(m), exceeds the limitations on deductibility under Code Section 162(m), such payment shall, in the discretion of Meritage, be deferred to the next calendar year.  The determination of deductibility under the preceding sentence shall be made by legal counsel, certified public accountants, and executive compensation consultants selected by Meritage but who shall be reasonably acceptable to you.  Meritage will notify you as soon as it becomes aware of specific information that may cause it to exercise its discretion to require deferral and will provide you with access to all information on which its decision is based.  If the date for payment of any amount is deferred pursuant to this Section 22, then Meritage will transfer an amount in cash equal to the deferred amount pursuant to a trust which shall be in substantially the same form as is set forth in Revenue Procedure 92-64, 1992-2 C.B. 422.  The terms of the trust, including the designation of trustee, shall be determined by Meritage but shall be reasonably acceptable to you.  All deferred amounts held in the trust shall bear interest at the greater of the rate of interest announced by Bank of America, Arizona from time to time as its prime rate or 8%, from the date that the payment would have been made to you but for this Section 22 to the date that such payment is actually made to you.  Payment of the deferred amounts shall be made no later than the 30th day after the end of the calendar year in which the deferral occurs, provided that such payment, when combined with any other payments subject to the Section 162(m) limitations received during the year, does not exceed the limitations on deductibility under Code Section 162(m).

23.           PARTIES.

This Agreement is an agreement between you and Meritage and all successors and assigns of Meritage.  In certain cases, though, obligations imposed upon Meritage may be satisfied by a subsidiary of Meritage. Any payment made or action taken by a subsidiary of Meritage shall be considered to be a payment made or action taken by Meritage for purposes of determining whether Meritage has satisfied its obligations under this Agreement.

If you would like to participate in this special benefits program, please sign and return to me the extra copy of this letter, which is enclosed.

Sincerely,

MERITAGE HOMES CORPORATION

By:	/s/ Steven J Hilton
Name:	Steven J Hilton
Its:	Co-Chairman and CEO

ACCEPTANCE

I accept the offer to participate in this special benefits program and I agree to be bound by all of the provisions of this Change of Control Agreement.

C. TIMOTHY WHITE

/s/ C. Timothy White